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SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 14, 2003

Commission File Number 000-27261

CH2M HILL Companies, Ltd.
(Exact name of registrant as specified in its charter)

Oregon	93-0549963
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9191 South Jamaica Street, Englewood, CO	80112-5946
(Address of principal executive offices)	(Zip Code)

(303) 771-0900
(Registrant's telephone number, including area code)

Form 8-K

Item 5. Other Events.

New Price for Common Stock and Trade Date Established.

        On February 14, 2003, the Board of Directors established the price of the CH2M HILL common stock at $11.89 per share. This price is a 2.7% increase over the price of CH2M HILL common stock that was set by the CH2M HILL Board of Directors on November 8, 2002. For an explanation of CH2M HILL's historical financial performance, see CH2M HILL's financial information included in CH2M HILL's public filings with the United States Securities and Exchange Commission which may be accessed on the Commission's web site located at http://www.sec.gov.

        The next trade date on CH2M HILL's internal market is March 14, 2003. Those eligible participants who wish to buy or sell CH2M HILL common stock on this trade date will need to notify our broker, Neidiger, Tucker and Bruner, Inc. ("NTB"), no later than March 7, 2003. All eligible participants will receive detailed information about the trade date and how to participate directly from NTB.

        The price of the CH2M HILL common stock is established by the Board of Directors pursuant to the following valuation methodology:

Share Price = [(7.8 × M × P) + (SE)]/CS

        The following table sets forth information concerning the various factors and values used by the Board of Directors to determine the new stock price. For an explanation of the factors and values used by the CH2M HILL Board of Directors in setting the price of the common stock, see the section titled "INTERNAL MARKET INFORMATION—Stock Price Determined by Board of Directors" in our prospectus dated August 24, 2001 which you can find at http://www.sec.gov or receive from CH2M HILL by calling (303) 771-0900.

Effective Date	Price Per Share	M(1)	P(2) (in thousands)	SE(3) (in thousands)	CS(4) (in thousands)
February 14, 2003	$11.89	1.0	$26,547	$194,954	33,800

The factors and values in the table above are defined as follows:

(1)
"M" is the market factor, which is subjectively determined in the sole discretion of the Board of Directors. In determining the market factor, the Board of Directors takes into account numerous factors further described in our prospectus in determining the fair market value of the common stock.

(2)
"P" is profit after tax, otherwise referred to as net income, for the four fiscal quarters immediately preceding the trade date. For purposes of setting the price of the common stock this quarter, the Board excluded $6.7 million from the "P" parameter; the amount is not excluded from other stock valuation parameters. See following discussion.

(3)
"SE" is total shareholders' equity, which includes intangible items, as set forth on CH2M HILL's quarterly or annual financial statements for the relevant period. For purposes of setting the price of the common stock this quarter, the Board excluded $14.7 million, net of tax, from the "SE" parameter. See following discussion.

(4)
"CS" is the weighted average number of shares of common stock outstanding during the four fiscal quarters immediately preceeding the trade date, calculated on a fully diluted basis. By comparison, the year to date weighted average number of shares of common stock as reflected in the diluted earnings per share calculation in CH2M HILL's financial statements is 31,543,927.

        Rocky Flats Additional Revenue.    During the fourth quarter, CH2M HILL recorded $16.95 million of additional revenue from our joint venture, Kaiser-Hill Company, LLC, as a result of favorable performance on the Rocky Flats project for the Department of Energy (DOE). The impact on our profit after tax is $6.7 million, net of incentive accrual reductions and related tax expenses.

        As described in our prospectus, under the CH2M HILL stock price valuation methodology, the Board of Directors has the discretion to review events and exclude nonrecurring or unusual transactions from certain of the parameters used in stock price valuation. Transactions are considered nonrecurring or unusual if the market would not generally take them into account in valuing an equity security.

        The Board determined that this additional revenue from Rocky Flats was an unusual transaction because it represents nonrecurring revenue that the market would not take into account in valuing comparable equity securities. Therefore, for stock valuation purposes, the impact on our profit after tax of $6.7 million was excluded from the "P" (profit after tax) parameter. This impact remains in the "SE" (total shareholders' equity) parameter because it is part of our cumulative earnings history, i.e. it is an increase to our retained earnings.

        The factors influencing the Board's decision are based on the performance fee structure of the Rocky Flats contract, which calls for Kaiser-Hill to receive a base fee affected, up or down, by its performance against the agreed site target closure costs. Outside of a negotiated range, for every dollar that the DOE saves with earlier clean-up, Kaiser-Hill receives a 30-cent increase in fee. At the same time, for every dollar the clean-up is over budget, the fee is reduced by 30 cents down to an agreed minimum. The ultimate fee will also be impacted by the schedule to achieve site closure and the safety of our performance.

        Pension Liability.    As of December 31, 2002, CH2M HILL recorded a non-cash reduction in shareholders' equity for a minimum pension liability adjustment of $14.7 million, net of tax. This adjustment is required by the accounting rules and essentially reflects the recent poor stock market performance of the investments held in our frozen pension plans relative to their future benefit obligations. This adjustment is not indicative of the ability of the pension plans to fund future obligations. The cash funding of the plans is governed by ERISA and IRS regulations and is deemed to be adequate under those rules. Because this adjustment is unusual and likely to reverse as investment markets rebound and given that the market would not generally take such adjustments into account when valuing equity securities, the Board determined to exclude it from the "SE" (shareholders' equity) parameter for stock valuation purposes. Because of the volatility of the investment markets, similar accounting adjustments, up or down, may be required from time to time in the future. Going forward, it is the intent of the Board of Directors to generally exclude the minimum pension liability adjustments for stock valuation purposes.

Historical Prices for CH2M HILL Common Stock

        Since the inception of CH2M HILL's internal market in 2000, the prices for CH2M HILL common stock have been:

Effective Date	Price Per Share	Percentage Price Increase
February 18, 2000	$6.34	—
May 11, 2000	7.06	11.4%
August 4, 2000	7.64	8.2%
November 10, 2000	8.40	9.9%
February 16, 2001	9.75	16.1%
May 10, 2001	10.10	3.6%
August 10, 2001	10.51	4.1%
November 9, 2001	10.90	3.7%
February 15, 2002	11.21	2.8%
May 9, 2002	11.23	0.2%
August 9, 2002	11.53	2.7%
November 8, 2002	11.58	0.4%

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, CH2M HILL has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CH2M HILL COMPANIES, LTD.
Date: February 14, 2003	By:	/s/ SAMUEL H. IAPALUCCI Samuel H. Iapalucci
	Its:	Executive Vice President and Chief Financial Officer

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Form 8-K
  Item 5. Other Events.
SIGNATURE